PRESS RELEASE

SiriusPoint announces IMG’s acquisition of global travel insurance and lifestyle brand World Nomads

HAMILTON, Bermuda, February 12, 2026 – SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), a global specialty insurer and reinsurer, has today announced that International Medical Group (“IMG”), a leader in global insurance benefits and assistance services, and SiriusPoint’s wholly owned subsidiary, will acquire World Nomads, a division of Australian health insurer, nib Group.

With approximately $40 million of gross written premium, World Nomads is a well-respected global travel insurance and lifestyle brand offering products and services globally.

The acquisition significantly expands IMG’s global travel insurance distribution capabilities with World Nomads targeting a broad customer base of independent, lifestyle, and adventure travelers. It will also see IMG expand its distribution to include Australia, Brazil and Canada.

The deal follows IMG’s recent acquisition of Assist America, a leading provider of global travel assistance services, producing around $20 million in annual assistance revenues.

Scott Egan, Chief Executive Officer at SiriusPoint, said: “World Nomads is a fantastic addition to the IMG business, strengthening its global offering and increasing its premiums written through a broader customer base. Together, IMG, World Nomads, and Assist America have created a truly integrated insurance provider, poised for further growth. IMG will now have a presence in 34 countries, distribute its products across six continents, and provide around-the-clock service coverage.

“Both acquisitions are accretive to both return on equity and earnings per share, and reinforce our commitment to building a diversified, high-performing portfolio.”

Will Nihan, Chief Executive Officer, at IMG, said: “I am proud that the IMG business continues to go from strength to strength. With the recent additions to our portfolio and a clear strategy for expansion, we are building a truly global platform that works for our customers. This planned growth positions us for a strong future, one where we can deliver greater reach, enhanced services, and sustainable value.”

The transaction is expected to close on the purchase of a majority of the World Nomads group in the second or third quarter of 2026, and a final closing is expected to occur in the second half of 2027, in each case subject to receipt of regulatory approvals and satisfaction of customary closing conditions.

ENDS

About SiriusPoint

SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and Program Administrators. With approximately $2.8 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch, and A3 from Moody’s. For more information, please visit https://www.siriuspt.com/

About IMG® (International Medical Group®)
IMG® (International Medical Group®), a SiriusPoint company, is an award-winning global insurance benefits and assistance services company that has served millions of members worldwide since its founding in 1990. The preeminent provider of travel and health safety solutions, IMG offers a wide range of insurance programs, including international private medical insurance, travel medical insurance, and travel insurance, as well as enterprise services, including insurance administrative services and 24/7 emergency medical, security, and travel assistance. IMG’s world-class services, combined with an extensive product portfolio, provide Global Peace of Mind® for travelers, students, missionaries, marine crews, and other individuals or groups traveling, working, or living away from home. For more information, please visit www.imglobal.com.

About World Nomads
Since 2002, World Nomads has been protecting, connecting and inspiring adventurous and independent travelers by offering specialized travel insurance and safety advice.
Our travel insurance products cover travelers from more than 100 countries. World Nomads focuses on what we believe is important to travelers: emergency medical and evacuation costs, baggage cover, trip cancellation, trip delay and trip interruption costs. We offer cover for more than 250 adventure sports and activities, plus tech and gear. We believe travelers have the responsibility to give back, and through our Footprints program, customers can add a small donation to the price of their plan to help fund a community development project with one of World Nomads’ global nonprofit and charity partners.

Forward-Looking Statements
We make statements in this press release, and any related oral statements, that are forward-looking statements within the meaning of the U.S. federal securities laws, which we intend to be covered by the safe harbor provisions for such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those made in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk factors described in SiriusPoint’s most recent Annual Report on Form 10-K and any other subsequent periodic reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements speak only as of the date made and SiriusPoint undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Investor Relations
Liam Blackledge, SiriusPoint
Liam.Blackledge@siriuspt.com
+44 203 772 3082

Media
Sarah Hills, Rein4ce
sarah.hills@rein4ce.co.uk
+44 7718 882011